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Exhibit 99.1

ASSURANCEAMERICA CORPORATION RAISES $5 MILLION THROUGH OFFERING OF CAPITAL SECURITIES

Thursday December 22, 4:21 pm ET

ATLANTA--(BUSINESS WIRE)--Dec. 22, 2005--AssuranceAmerica Corporation (OTC BB:
ASAM.OB - News), announced today that it has completed a $5 million private placement of capital securities through a subsidiary trust. The capital securities have a floating interest rate equal to the three-month LIBOR plus 5.75%. The capital securities mature on December 31, 2035 and can be redeemed by AssuranceAmerica Corporation ("AssuranceAmerica") on or after December 31, 2010. Payments under the capital securities are guaranteed by AssuranceAmerica. Keefe, Bruyette & Woods, Inc. acted as placement agent on this transaction.

AssuranceAmerica will use the approximately $4.5 million of net proceeds from the offering to provide additional capital to its subsidiary AssuranceAmerica Insurance Company, support acquisition activity and for general corporate purposes. "We feel good about increasing our capital base with proceeds of the offering as we believe it will position AssuranceAmerica Corporation for continued success in growing our insurance and agency business," said Lawrence
(Bud) Stumbaugh, President and Chief Executive Officer.

AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Florida, Georgia, Alabama and South Carolina. Its principal operating subsidiaries are TrustWay Insurance Agencies, which sells personal automobile insurance policies through its 32 retail agencies, AssuranceAmerica Managing General Agency, and AssuranceAmerica Insurance Company.

This press release includes statements that may constitute "forward-looking" statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectibility of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions. For a description of additional risks and uncertainties to which AssuranceAmerica is subject, see AssuranceAmerica's filings with the U.S. Securities and Exchange Commission.

Contact:
AssuranceAmerica Corporation, Atlanta
Mark H. Hain, 770-952-0200 Ext. 259
Fax: 770-984-0173
MHain@aainsco.com